Exhibit 4.1
Description of Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934

Seadrill Limited (previously known as Seadrill 2021 Limited) (the “Company”) has the following series of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended:

Title of class	Trading Symbol	Name of U.S. exchange on which registered

Common Shares, par value $0.01 per share	SDRL	New York Stock Exchange (“NYSE”)
The following is a description of the common shares, par value $0.01 per share (the “Common Shares”), of the Company, and related provisions of the Company’s certificate of incorporation, memorandum of association and bye-laws (the “Bye-Laws”). This description is only a summary and does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of such documents, which are filed as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.5, respectively, to the Company’s annual report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), and the applicable provisions of Bermuda law. You are urged to read the exhibits for a complete understanding of the Company’s certificate of incorporation, memorandum of association and Bye-Laws. Capitalized terms used in this section that are not defined herein have the meanings given to them in the Bye-Laws.
The Company is an exempted company limited by shares incorporated under the laws of Bermuda with registration number 202100496 and in accordance with the Companies Act 1981 of Bermuda (the “BCA”). The Company was incorporated on October 15, 2021 under the name Seadrill 2021 Limited. On the Emergence Effective Date (as defined below), its name was changed to Seadrill Limited.
On February 7, 2021 and February 10, 2021, the Company and the majority of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On July 23, 2021, the Company entered into a Plan Support and Lock-Up Agreement. On July 24, 2021, the Company filed the first versions of the Joint Chapter 11 Plan of Reorganization and Disclosure Statement. On August 31, 2021, the Company filed the First Amended Plan of Reorganization and the First Amended Disclosure Statement and on September 2, 2021, the Bankruptcy Court approved the First Amended Disclosure Statement (as Modified) and the solicitation of the Plan of Reorganization. On October 11, 2021, the Company’s creditor classes voted to accept the plan of reorganization. On October 26, 2021, the Company’s Plan of Reorganization was confirmed by the Bankruptcy Court (as so confirmed, the “Plan”). On February 22, 2022 (the “Emergence Effective Date”), the Company concluded its comprehensive restructuring process and emerged from Chapter 11 bankruptcy protection.
Authorized Capitalization
The Company has an authorised share capital of 375,000,000 Common Shares.
Common Shares
Voting
At any general meeting of shareholders, every holder of Common Shares present in person and every person holding a valid proxy shall have one vote on a show of hands. If a poll vote has been demanded in accordance with the provisions of the Bye-Laws, every holder of Common Shares present in person or by proxy shall have one vote for every Common Share held, however a shareholder entitled to more than one vote need not use all their votes or cast all their votes in the same way. Unless a different majority is required by law or by the Bye-Laws, resolutions to be approved by the holders of Common Shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Pursuant to the Bye-Laws, the quorum required for a general meeting of shareholders is two or more persons present throughout the meeting representing in person or by proxy any issued and outstanding Common Shares.
Except where a greater majority is required by the BCA or the Bye-Laws, any question proposed for the consideration of the shareholders at a general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of the Bye-Laws. In case of an equality of votes, the chairman of such meeting shall not be entitled to a second or deciding vote and the resolution shall fail.
Directors will be elected at each annual general meeting to serve until the next annual general meeting or until their office is otherwise vacated in accordance with the Bye-Laws. Directors may also be elected at a special general meeting. There is no classification of the board of directors of the Company (the “Board”) and cumulative voting for directors is not permitted. Directors will be elected or re-elected by a majority of votes cast in accordance with the Bye-Laws.
Conversion, Redemption and Preemptive Rights
The holders of Common Shares have no conversion, redemption or pre-emptive rights.
Dividend Rights
Under Bermuda law, a company may not declare or pay a dividend or make a distribution out of the contributed surplus, if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under the Bye-Laws, each Common Share is entitled to dividends if, and when dividends are declared by the Board, subject to any preferred dividend right of the holders of any preference shares.
Pursuant to the Bye-Laws, any dividend and/or other moneys payable in respect of a share which has remained unclaimed for six (6) years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company.
Capitalization of Profits and Reserves
Pursuant to the Bye-Laws, the Board may (i) capitalize any amount for the time being standing to the credit of the Company’s share premium or other reserve accounts or any amount credited to the Company’s profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the shareholders; or (ii) capitalize any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.
Rights Upon Liquidation
In the event of a dissolution or winding up of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the holders of Common Shares are entitled to the surplus assets of the Company available for distribution among all shareholders of Common Shares on a pari passu and pro rata basis.
No Liability for Further Calls or Assessments
The Common Shares are duly and validly issued, fully paid and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

No Sinking Fund
The Common Shares have no sinking fund rights.
Repurchase
The Company may purchase its own shares for cancellation or acquire them as treasury shares in accordance with the BCA on such terms as the Board shall think fit. The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the BCA.
Restriction on Transfer
Subject to the BCA and to such of the restrictions contained in the Bye-laws as may be applicable and to the provisions of any applicable United States securities laws (including, without limitation, the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder), the shares of the Company are freely transferable. However, the Bye-Laws provide that the Board may decline to register, and may require any registrar appointed by the Company to decline to register, a transfer of a share of the Company or any interest therein held through the Norwegian Central Securities Depository (“VPS”) if such transfer would be likely, in the opinion of the Board, to result in 50% or more of the issued share capital (or of the votes attaching all issued shares in the Company) being held or owned directly or indirectly by persons resident for tax purposes in Norway. A failure to notify the Company of such correction or change can lead to the shareholder’s entitlement to vote, exercise other rights attaching to the shares of the Company or interests therein being sold at the best price reasonably obtainable in all the circumstances. Furthermore, if such holding of 50% or more by individuals or legal persons resident for tax purposes in Norway or connected to a Norwegian business activity, the Bye-Laws require the Board to make an announcement through the Oslo Stock Exchange (the “OSE”), and the Board and the registrar appointed by the Company are then entitled to dispose of Common Shares or interests therein to bring such holding by an individual or legal person resident for tax purposes in Norway or connected to a Norwegian business below 50%—the shares of the Company or interests therein to be sold being first those held by holders who failed to comply with the above notification requirement, and thereafter those that were acquired most recently by the shareholders.
The Company has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows the Company to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of Common Shares. The Bermuda Monetary Authority has given its consent for the issue and free transferability of all Common Shares from and/or to non-residents and residents of Bermuda for exchange control purposes, provided the Common Shares remain listed on an Appointed Stock Exchange (as such term is defined under the BCA), which includes the OSE and the NYSE. Consents or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the Company’s performance or creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of the Company’s business or for the correctness of any opinions or statements expressed in this registration statement. Certain issues and transfers of Common Shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.
Notwithstanding anything else to the contrary in the Bye-Laws, shares that are listed or admitted to trading on an Appointed Stock Exchange may be transferred in accordance with the rules and regulations of such exchange. All transfers of uncertificated shares shall be made in accordance with and be subject to the facilities and requirements of the transfer of title to shares in that class by means of the VPS or any other relevant system concerned and, subject thereto, in accordance with any arrangements made by the Board in its discretion in accordance with the Bye-Laws. The Board may in its absolute discretion refuse to register the transfer of a share that is not fully paid. The Board may also refuse to recognize an instrument of transfer of a share unless (i) the instrument is duly stamped and lodged with the Company accompanied by the relevant share certificate to which it relates (if one has been issued) and such other evidence of the transferor’s right to make the transfer as the Board may reasonably require, (ii) the instrument of transfer is in respect of only one class of share and/or (iii) all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda (including the Bermuda Monetary Authority) with respect thereto have been obtained. Pursuant to the Bye-Laws, if the Board is of the opinion that a transfer may breach any law or requirement of any authority or any stock exchange or quotation system upon which any of the Common Shares are listed (from time to time), then registration of the transfer shall be declined until the Board receives satisfactory evidence that no such breach would occur. Subject to these restrictions and any other restrictions in the Bye-Laws and to the BCA and applicable United States laws (including, without limitation, the Securities Act and related regulations), a holder of Common Shares may transfer the title to all or any of its Common Shares by completing an instrument of transfer in the usual common form or in such other form as the Board may approve. The instrument of transfer must be signed by the transferor and, in the case of a share that is not fully paid, the transferee. The Board may also implement arrangements in relation to the evidencing of title to and the transfer of uncertified shares.
In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, the Company is not bound to investigate or see to the execution of any such trust. The Company will take no notice of any trust applicable to any of the Common Shares, whether or not the Company has been notified of such trust.
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders in each calendar year (the “annual general meeting”). However, the shareholders of a company may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. The annual general meeting of the Company shall be held once in every year at such time and place as the Board appoints but in no event shall any such annual general meeting be held in Norway or the United Kingdom.
Pursuant to Bermuda law and the Bye-Laws, the Board may call for a special general meeting whenever they think fit, and the Board must call for a special general meeting upon the request of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right to vote at general meetings. Bermuda law also requires that shareholders of a company are given at least five (5) days’ advance notice of a special general meeting, unless notice is waived. The Bye-Laws provide that the Board may convene a special general meeting whenever in their judgement such meeting is necessary, but in no event shall any such special general meeting be held in Norway or the United Kingdom. Under the Bye-Laws, at least ten (10) days’ notice of an annual general meeting must be given to each shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held. At least ten (10) days’ notice of a special general meeting must be given to each shareholder entitled to attend and vote thereat, stating the date, place and time and the general nature of the business to be considered at the meeting. No business shall be conducted at any annual general meeting or any a special general meeting except for the business set forth in the notice of such meeting provided to each shareholder of the Company. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; and (ii) in the case of a special general meeting, by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving the right to attend and vote at such meeting. Pursuant to the Bye-Laws, the quorum required for a general meeting of shareholders is two or more persons present throughout the meeting representing in person or by proxy any issued and outstanding Common Shares.
The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice does not invalidate the proceedings at that meeting.

The BCA provides that, unless otherwise provided in a company’s bye-laws, shareholders may take any action by resolution in writing provided that notice of such resolution is circulated, along with a copy of the resolution, to all shareholders who would be entitled to attend a meeting and vote on the resolution. Such resolution in writing must be signed by the shareholders of the company who, at the date of the notice, represent such majority of votes as would be required if the resolution had been voted on at a meeting of the shareholders. The BCA provides that the following actions may not be taken by resolution in writing: (1) the removal of the company’s auditors and (2) the removal of a director before the expiration of his or her term of office.
The Bye-Laws provide that anything which may be done by resolution of the Company in a general meeting or by resolution of a meeting of any class of the shareholders may be done by written resolution in accordance with the Bye-Laws.
Shareholder Proposals
Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement (of not more than one thousand words) in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.
The Bye-Laws establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors at a general meeting of shareholders. The Bye-Laws provide generally that, if a shareholder desires to propose a candidate for election as a director at (a) an annual general meeting, then such shareholder must give notice not less than 90 days nor more than 120 days prior to the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made; and (b) a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. The notice must contain specified information concerning the nominee and the shareholder submitting the proposal including such shareholder's beneficial owner, if any. Any shareholder may propose or nominate persons to the Board, however only nominees proposed by one or more shareholders holding at least 10% of the issued and outstanding shares of the Company must be included on the slate of nominees put before the shareholders for consideration.

Amalgamations and Mergers
The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the Board and by the Company's shareholders. Pursuant to Bermuda law, unless the bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Bye-Laws provide that any such amalgamation or merger must be approved by the affirmative vote of at least a majority of the votes cast at a general meeting of the Company at which the quorum shall be two or more shareholders throughout the meeting and representing in person or by proxy in excess of 25% of the total voting rights of all issued and outstanding shares of the Company.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the relevant general meeting of shareholders, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Compulsory Acquisition of Shares Held by Minority Shareholders

An acquiring party is generally able to acquire compulsorily the common shares of a minority shareholder of a Bermuda company in the following ways:
•By procedure under the BCA known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Bermuda Registrar of Companies, all holders of common shares could be compelled to sell their common shares under the terms of the scheme of arrangement.
•If the acquiring party is a company it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.
•Where the acquiring party or parties hold not less than 95% of the shares or class of shares of the company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.
Restrictions on Business Combinations.
As a Bermuda company, the Company is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders.
Anti-Takeover Considerations
Some provisions of Bermuda law and the Bye-Laws summarized above could make certain change of control transactions or changes to management more difficult. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a shareholder might consider in its best interest.
Amendment of the Memorandum of Association and Bye-Laws
Bermuda law provides that the memorandum of association of a company may be amended in the manner provided for in the BCA, i.e., by a resolution passed by the Board and resolution at a general meeting of shareholders. Pursuant to the Bye-Laws, no bye-law may be rescinded, altered or amended and no new bye-law may be made, save in accordance with the BCA, and until the same has been approved by a resolution of the Board and by a resolution of the shareholders including the affirmative vote of not less than two-thirds of all votes cast at a general meeting.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the Company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the BCA. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda.

An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the Company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application or by one or more of their numbers as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Shares is Computershare Inc.
Bankruptcy Registration Rights Agreement
Pursuant to the Plan, on February 22, 2022, the Company entered into a registration rights agreement (the “Bankruptcy Registration Rights Agreement”) with certain holders of Common Shares and the Company’s convertible notes (“Holders”). The Bankruptcy Registration Rights Agreement, among other things, grants Holders demand and shelf registration rights as well as piggyback registration rights, subject to the limitations set forth in the Bankruptcy Registration Rights Agreement. Pursuant to their registration rights, Holders have the right to request in writing that the Company register for resale all or part of the Registrable Securities (as defined in the Bankruptcy Registration Rights Agreement) pursuant to an effective registration statement, subject to certain conditions.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Bankruptcy Registration Rights Agreement, which is filed as Exhibit 10.1 to the Annual Report.
Merger Registration Rights Agreement
Pursuant to the Agreement and Plan of Merger, by and among the Company, Aquadrill LLC (formerly Seadrill Partners LLC) (“Aquadrill”) and Seadrill Merger Sub, LLC (“Merger Sub”), pursuant to which Merger Sub merged with and into Aquadrill, with Aquadrill surviving the merger as a wholly owned subsidiary of the Company (the “Merger”), on April 3, 2023, in connection with the closing of the Merger, the Company entered into a registration rights agreement (the “Merger Registration Rights Agreement”) in favor of certain holders and beneficial owners of Aquadrill common units, collectively holding more than 75% of the issued and outstanding Aquadrill common units and each of which, either individually or together with its affiliated investment funds or other entities managed or advised by it, held over five percent of the issued and outstanding Aquadrill common units. The Merger Registration Rights Agreement provides for customary demand and piggyback registration rights consistent with the Company’s existing obligations under the Bankruptcy Registration Rights Agreement.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Registration Rights Agreement, which is filed as Exhibit 10.3 to the Annual Report.

Indemnification of Directors and Officers

Section 98 of the BCA provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company or any subsidiary thereof. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the BCA.
The Bye-Laws provide that the Directors, Resident Representative, Secretary and other Officers (such terms to include any person appointed to any committee by the Board and are as defined in the Bye-Laws) of the Company acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each shareholder agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of the Company, against any Director or Officer of the Company on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.
The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by them under the BCA in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.
The Company may advance moneys to a Director or Officer of the Company for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against them, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against them.